Rotech Healthcare:

Philip L. Carter
President & Chief Executive Officer

407-822-4600

FOR IMMEDIATE RELEASE

Rotech Healthcare Reports Fourth Quarter and Year Ended 2011 Financial Results and Extension of Revolving Credit Facility

ORLANDO, FLA. - March 14, 2012 - Rotech Healthcare Inc. (OTCBB: ROHI.OB) (the “Company”) today announced financial results for the fourth quarter and year ended December 31, 2011.

Key performance indicators for the fourth quarter and year ended December 31, 2011 include:

•	As of December 31, 2011 revenue generating patients (including patients from equipment and asset purchases) in the core product lines of oxygen and CPAP grew 8.8% compared to December 31, 2010.

•
Decreases in nebulizer medication reimbursement and volume reduced net revenues $12.2 million for the year ended December 31, 2011 compared to the comparable period in 2010. In addition, competitive bidding rate reductions, decreased non-patient service revenue, deemphasis of non-core product lines and other changes in Medicare reimbursement reduced net revenue by $5.6 million for the year ended December 31, 2011 compared to the comparable period in 2010.

•
Selling, general and administrative expenses for the year ended December 31, 2011 decreased to 52.3% of net revenues compared to 52.8% for the year ended December 31, 2010, a reduction of $9.3 million year over year.

•
Adjusted EBITDA[1] decreased to $107.5 million for the year ended December 31, 2011 from $113.9 million for the year ended December 31, 2010 and to $22.0 million for the three months ended December 31, 2011 from $31.4 million for the three months ended December 31, 2010.

"While we are pleased with overall patient growth and expense control, nevertheless our fourth quarter 2011 financial results were negatively impacted by contractual and bad debt adjustment levels of $6.0 million higher than planned," said Philip Carter, President and Chief Executive Officer. "We are making efforts to reduce these higher than normal adjustment levels but such efforts may not result in any material reductions until the second quarter of 2012," Mr. Carter added.
In addition, on March 7, 2012, we entered into an amendment to extend the maturity date of our $10.0 million revolving credit facility from March 17, 2012 to March 17, 2014. There was no debt outstanding under the revolving credit facility as of December 31, 2011.

1 See accompanying tables for reconciliation to net loss.

About Rotech Healthcare Inc.

Rotech Healthcare Inc. is one of the largest providers of home medical equipment and related products and services in the United States, with a comprehensive offering of respiratory therapy and durable home medical equipment and related services. The Company provides home medical equipment and related products and services principally to older patients with breathing disorders, such as chronic obstructive pulmonary diseases (COPD), which include chronic bronchitis, emphysema, obstructive sleep apnea and other cardiopulmonary disorders. The Company provides equipment and services in 48 states through approximately 425 operating locations located primarily in non-urban markets.

Forward-Looking Statements

This press release contains certain statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the provisions of section 21E of the Securities Exchange Act of 1934, as amended, and section 27A of the Securities Act of 1933, as amended. These forward-looking statements include all statements regarding the intent, belief or current expectations regarding matters discussed in this press release and all statements which are not statements of historical fact. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” “projects,” “may,” “will,” “could,” “should,” “would,” variations of such words and similar expressions are intended to identify such forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties, contingencies and other factors that could cause results, performance or achievements to differ materially from those stated or implied in this press release. The following are some but not all of such risks, uncertainties, contingencies, assumptions and other factors, many of which are beyond the control of the Company, that could cause results, performance or achievements to differ materially from those anticipated: general economic, financial and business conditions; our ability to successfully transition and retain patients associated with equipment and asset purchases; setting of new reimbursement rates and other changes in reimbursement policies, the timing of reimbursements and other legislative initiatives aimed at reducing health care costs associated with Medicare and Medicaid; issues relating to reimbursement by government and third-party payors for the Company's products and services generally; the impact of competitive bidding on Medicare volume in the impacted competitive bidding areas; the costs associated with government regulation of the health care industry; health care reform and the effect of changes in federal and state health care regulations generally; whether the Company will be subject to additional regulatory restrictions or penalties; issues relating to our ability to maintain effective internal control over financial reporting and disclosure controls and procedures; compliance with federal and state regulatory agencies, as well as accreditation standards and confidentiality requirements with respect to patient information; the effects of competition, industry consolidation and referral sources; recruiting, hiring and retaining qualified employees and directors; compliance with various settlement agreements and corporate compliance programs; the costs and effects of legal proceedings; the Company's ability to meet our working capital, capital expenditures and other liquidity needs; our ability to maintain compliance with the covenants contained in our indentures for our senior secured notes and our senior second lien notes; our ability to maintain current levels of collectability on our accounts receivable; our ability to successfully realize material improvements in bad debt expense levels and revenue adjustments; and other factors as described in the Company's filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date thereof. The Company does not undertake any obligation to publicly release any revisions to any forward-looking statements to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

Tables to Follow

Descriptions of Adjusted EBITDA and reconciliations to our GAAP results are included in the tables and notes attached to this press release.

FINANCIAL HIGHLIGHTS
(In millions, except per share data)
UNAUDITED

Schedule 1
Condensed Consolidated Statements of Operations

	Three months ended		Year ended
	December 31,		December 31,
	2011	2010	2011	2010
Net revenues	$117.0	$123.8	$483.8	$496.4
Costs and expenses:
Cost of net revenues	36.3	38.4	149.2	157.8
Selling, general and administrative	64.2	63.2	253.0	262.3
Provision for doubtful accounts	7.4	4.8	26.2	23.4
Depreciation and amortization	2.6	2.6	9.6	8.7
Total costs and expenses	110.5	109.0	438.0	452.2
Operating income	6.5	14.8	45.8	44.2
Other expense (income):
Interest expense, net	14.9	14.1	60.3	47.7
Other income, net	—	—	(0.8)	(3.6)
Loss on debt extinguishment	—	4.4	1.2	4.4
Total other expense	14.9	18.5	60.7	48.5
Loss before income taxes	(8.4)	(3.7)	(14.9)	(4.3)
Income tax benefit	—	(0.1)	(0.2)	(0.1)
Net loss	(8.4)	(3.6)	(14.7)	(4.2)
Accrued dividends on convertible redeemable preferred stock	0.1	0.1	0.3	0.4
Net loss attributable to common stockholders	$(8.5)	$(3.7)	$(15.0)	$(4.6)
Net loss per common share:
Basic	$(0.33)	$(0.15)	$(0.58)	$(0.18)
Diluted	$(0.33)	$(0.15)	$(0.58)	$(0.18)

ROTECH HEALTHCARE INC. AND SUBSIDIARIES
FINANCIAL HIGHLIGHTS
(In millions, except per share data)
UNAUDITED

Schedule 2
Reconciliations of Net Loss to Adjusted EBITDA

Use of Non-GAAP Measures
We present Adjusted EBITDA as a supplemental measure of our performance that is not required by, or presented in accordance with, generally accepted accounting principles (GAAP) in the United States of America. We define Adjusted EBITDA as net loss adjusted for (i) income tax (benefit) expense, (ii) interest expense and (iii) depreciation and amortization, as further adjusted to eliminate the impact of certain items, consistent with definitions provided under our former senior facility, that we do not consider indicative of our ongoing operating performance. These further adjustments are itemized below. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. We believe Adjusted EBITDA assists investors and securities analysts in comparing our performance across reporting periods on a consistent basis by excluding certain items, consistent with definitions provided under our former senior facility, that we do not believe are indicative of our core operating performance. However, there may be additional items which are non-recurring as set forth in Management's Discussion and Analysis of Financial Condition and Results of Operations as set forth in our annual and quarterly filings with the Securities and Exchange Commission. We use Adjusted EBITDA to evaluate the effectiveness of our business strategies. In evaluating Adjusted EBITDA, you should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in this presentation. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.

	Three months ended		Year ended
	December 31,		December 31,
	2011	2010	2011	2010
Net loss	$(8.4)	$(3.6)	$(14.7)	$(4.2)
Income tax benefit	—	—	(0.2)	(0.1)
Interest expense	14.9	14.1	60.4	47.8
Depreciation and amortization, including patient service equipment depreciation	15.3	16.1	60.0	60.2
Accounts receivable adjustment(1)	—	—	—	5.0
Non-cash equity-based compensation expense	0.1	—	0.5	0.2
Restructuring related costs(2)	0.1	0.4	0.1	0.5
Settlement costs(3)	—	—	0.1	0.1
Loss on extinguishment of debt(4)	—	4.4	1.2	4.4
	$22.0	$31.4	$107.5	$113.9

(1)
Accounts receivable adjustments associated with specific collection issues that are not considered indicative of our ongoing operation performance. During 2009, we transitioned all patient-related collection activities to a third-party vendor. We experienced extended delays and implementation issues associated with this transition. During the quarter ended March 31, 2010, we completed the initial collection phases associated with the early patient balances most impacted by these transition issues and determined that an additional provision for doubtful accounts in the amount of $5.0 million was required to allow for a lower percentage of collection on patient receivables resulting from these transition issues.

(2)	Restructuring related costs generally consist of severance and location closure costs.

(3)	Settlement costs incurred outside our ordinary course of business which we do not believe reflect the current and ongoing cash charges related to our operating cost structure.

(4)
We redeemed our 9.5% Senior Subordinated Notes due April 2012 on March 17, 2011, and recorded a $1.2 million loss on extinguishment of debt related to unamortized debt issue costs. We terminated our Senior Facility dated March 30, 2007, and recorded a $4.4 million loss on extinguishment of debt related to unamortized debt issue costs of $2.1 million and prepayment premiums of $2.3 million.

ROTECH HEALTHCARE INC. AND SUBSIDIARIES
FINANCIAL HIGHLIGHTS
(In millions, except per share data)
UNAUDITED

Schedule 3
Selected Balance Sheet Data

	December 31, 2011	December 31, 2010
Cash and cash equivalents	$30.5	$63.0
Accounts receivable, net	76.0	68.0
Total current assets	125.8	147.1
Total assets	277.0	291.1
Total current liabilities	59.1	56.6
Long-term debt, less current portion	511.1	510.9
Total stockholders' deficiency	(297.2)	(282.7)
Total liabilities and stockholders' deficiency	277.0	291.1

Selected Cash Flow Data
	For the year ended December 31,
	2011	2010
Net cash provided by operating activities	$35.4	$67.0
Net cash used in investing activities	(53.3)	(48.0)
Net cash used in financing activities	(14.6)	(14.8)